Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan (651) 293-2809

ECOLAB DELIVERS STRONG THIRD QUARTER

Sales +11%. Reported EPS $0.65; adjusted EPS $0.75, +14%

2011 FY adjusted EPS forecast range narrowed slightly to $2.53-$2.55, +13%-14%, excluding the impact of Nalco transaction

2011 THIRD QUARTER HIGHLIGHTS:

•                 Reported diluted EPS $0.65

•                 Record adjusted EPS $0.75, +14% excluding special gains and charges and discrete tax items, reaching top end of forecasted range

•                 Record sales: reported sales +11% to $1.7 billion; fixed currency sales +6%; adjusted for currency and acquisitions +3%

•                 Strong growth by Food & Beverage business in nearly all regions.  Latin America, Canada and Asia Pacific led robust geographic growth.  These combined with excellent performances from acquisitions to more than offset significantly higher delivered product costs

	Third Quarter Ended September 30
	(unaudited)
	Reported			Adjusted*
	Third Quarter		%	Third Quarter		%
(Millions, except per share)	2011	2010	change	2011	2010	change

Net Sales	$1,736.1	$1,561.9	11%	$1,736.1	$1,561.9	11%
Operating Income	239.6	245.1	-2%	267.4	240.0	11%
Net Income Attributable to Ecolab	$154.3	$174.2	-11%	$177.2	$156.8	13%

Diluted Net Income Per Share	$0.65	$0.74	-12%	$0.75	$0.66	14%

* Non-GAAP measures are adjusted for special gains and charges and discrete tax items

ST. PAUL, Minn., October 25, 2011:  Ecolab delivered strong third quarter results as adjusted earnings per share increased 14% over last year. These results were driven by continued strong sales growth, led by its Food & Beverage business in nearly every region, along with robust Latin America, Asia Pacific and Canadian sales. This growth, coupled with over-performance in both our newly acquired businesses and in our efficiency programs, enabled Ecolab to overcome much higher than expected delivered product costs.

Ecolab’s reported sales rose 11% to a record $1.7 billion in the third quarter of 2011; when measured in fixed currencies, sales rose 6%.  Adjusted for currency and acquisitions, sales rose 3%.  Reported net income attributable to shareholders declined 11% to $154 million, representing $0.65 per share.

Third quarter 2011 and 2010 results included special gains and charges and discrete tax items.  Excluding those items, adjusted third quarter 2011 net income attributable to shareholders rose 13% to $177 million.  Adjusted diluted earnings per share increased 14% to $0.75, reaching the top end of Ecolab’s forecasted range.  Third quarter 2010 adjusted diluted earnings per share were $0.66.  Currency translation had a favorable effect on reported and adjusted diluted earnings per share of $0.03 per share in the third quarter of 2011.

Segment review

Third quarter 2011 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 6% to $763 million.  Adjusted for acquisitions, sales increased 3%.   Food & Beverage and Healthcare led the growth, while good underlying Institutional and Kay growth in the quarter was somewhat offset by prior year new product and program pipeline filling and large new customer rollouts.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 6% to $158 million.  Adjusted for acquisitions, U.S. Cleaning & Sanitizing operating income was flat, reflecting significantly higher delivered product costs.

U.S. Other Services sales increased 2% to $120 million in the third quarter.  Operating income increased 6% to $21 million as GCS became profitable.

Sales for Ecolab’s International operations, when measured at fixed currency rates, grew 6% to $797 million in the third quarter.  Adjusted for acquisitions and divestitures, fixed currency sales increased 4%.  Fixed currency operating income increased 9% to $88 million in the third quarter.  Adjusted for acquisitions and divestitures, International fixed currency operating income increased 8% as strong regional growth and significant benefits from our European efficiency programs offset significantly higher delivered product costs.  When measured at public currency rates, International sales increased 18% and operating income rose 23%.

The Corporate segment includes special gains and charges.  Special gains and charges for the third quarter 2011 of $28 million ($24 million after-tax) primarily consisted of charges from the previously announced European restructuring as well as the anticipated Nalco merger and integration costs.  Special gains and charges for the third quarter 2010 were a net gain of $5 million (before and after tax).  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the third quarter 2011 was 31.8% and compared with the reported rate of 24.3% in the third quarter 2010.  The substantially lower third quarter 2010 reported tax rate was due primarily to the favorable settlement of an IRS appeals case in that period.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the third quarter 2011 was 30.2% compared with 30.3% for the same period last year.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We delivered very good results in a challenging environment. Most importantly, we have set ourselves up to deliver a strong 2011 and are continuing to build momentum leading into 2012.

“Our sales growth remained on-track and outperformed our markets. We had excellent new business results and our strong portfolio of new products continues to gain traction. Additionally, all of our recent acquisitions continue to outperform our expectations. These results, combined with our success in realizing leverage from our cost efficiency programs and our European restructure program in particular, allowed us to overcome significantly higher than anticipated raw material costs.

“We are pleased with our position. We anticipate strong sales growth momentum in the fourth quarter, with raw material comparisons expected to ease and pricing on-track to more than offset those costs going forward. When we combine this with the continued strong efforts to build our businesses and the European restructure work we have underway, we see continued strong results in front of us.

“This perspective only gets brighter when we factor in the benefits of our Nalco merger. We still anticipate a successful close in the fourth quarter.  We are well into the integration planning work with Nalco to prepare for the transaction’s close and the subsequent integration of our businesses.  We have strong integration teams working to pull the businesses together quickly and successfully upon the transaction close, and we are preparing to deliver great performance in 2012.The more we have learned about the Nalco business, the more it has increased our confidence in the opportunities we have together and the benefits it will bring for our customers, shareholders and associates.”

Business Outlook

2011

Ecolab narrowed its 2011 full-year forecast.  Ecolab now expects adjusted earnings per share, excluding the anticipated impact of the Nalco merger, to be in the $2.53 to $2.55 range, up 13% to 14% compared to 2010 adjusted earnings per share.  Ecolab previously forecast 2011 earnings per share to be in the $2.52 to $2.56 range.

Special gains and charges for 2011 are expected to approximate a $0.45 per share net charge, primarily driven by Europe restructuring charges and Nalco merger and integration costs.  Future amounts related to discrete tax items for 2011, if any, are not currently quantifiable.

2011 — Fourth Quarter

Ecolab expects improved year-over-year sales growth in the fourth quarter 2011.  Gross margins are expected to increase, reflecting the impact of pricing and efficiency initiatives as well as the lessening impact of delivered product cost increases.  The SG&A ratio should reflect year-on-year improvement from sales leverage which is expected to more than offset continued investment in the business.

Our outlook for the fourth quarter 2011, which excludes the impact of the anticipated Nalco merger, is as follows:

Adjusted Gross Margins	50% - 51%
SG&A % of Sales	35% - 36%
Interest expense, net	approx. $15 million
Effective tax rate	30% - 31%
Adjusted EPS, excluding special gains and charges	$0.69 - $0.71

We expect fourth quarter 2011 special gains and charges, including restructuring charges, to be a net charge of approximately $0.20 per share, nearly all of which will be merger and integration charges related to the Nalco transaction.

Reported fourth quarter 2010 earnings per share of $0.56 included special gains and charges and discrete tax items.  Excluding these items, fourth quarter 2010 adjusted diluted earnings per share were $0.60.

Nalco merger update

Ecolab continues to expect to close on the Nalco merger in the fourth quarter 2011.  Ecolab established a record date of October 11, 2011 for the special meeting of stockholders to approve the issuance of Ecolab common stock in the merger.  In addition, Ecolab now has credit facilities in place to fund the cash portion of the merger consideration and retire Nalco bank debt.

Ecolab and Nalco have submitted notifications with competition authorities in the U.S., European Union, Australia, Canada, China, Colombia, Mexico, Russia, South Korea and Turkey.  We have received clearances without imposed conditions from the U.S., Australia, Canada, Mexico, Russia, South Korea and Turkey.  We continue to expect to obtain all required regulatory clearances to enable us to close the transaction in the fourth quarter.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding sales momentum; operating efficiency; growth; investments; new product pipeline and technology; raw material and delivered product costs; forecasted 2011 fourth quarter and full year business results, including estimated sales growth, pricing, efficiency gains, adjusted gross margins, selling, general and administrative expense, sales leverage, investments, interest expense, effective tax rate, special gains and charges, including restructuring charges and Nalco merger and integration costs, and adjusted diluted earnings per share; the benefits of the Nalco merger, integration plans, regulatory clearances and the expected timing of completion of the merger.  These statements are based on the current expectations of management of Ecolab and Nalco, as applicable. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These risks and uncertainties include (i) the risk that the stockholders of Nalco may not adopt the merger agreement, (ii) the risk that the stockholders of Ecolab may not approve the issuance of Ecolab common stock to Nalco stockholders in the merger, (iii) the risk that the companies may be unable to obtain regulatory approvals required for the merger, or that required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger, (iv) the risk that the conditions to the closing of the merger may not be satisfied, (v) the risk that a material adverse change, event or occurrence may affect Ecolab or Nalco prior to the closing of the merger and may delay the merger or cause the companies to abandon the merger, (vi) the risk that an unsolicited offer by another company to acquire shares or assets of Ecolab or Nalco could interfere with or prevent the merger, (vii) problems that may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, (viii) the possibility that the merger may involve unexpected costs, unexpected liabilities or unexpected delays, (ix) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies currently expect, (x) the risk that the businesses of the companies may suffer as a result of uncertainty surrounding the merger and (xi) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers.

Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Ecolab, Nalco and the combined company. For a further discussion of these and other risks and uncertainties applicable to the respective businesses of Ecolab and Nalco, see the Annual Reports on Form 10-K of Ecolab and Nalco for the fiscal year ended December 31, 2010 and the companies’ other public filings with the Securities and Exchange Commission (the “SEC”). These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 that Ecolab filed with the SEC on August 31, 2011 in connection with the merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Neither Ecolab nor Nalco undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Additional Information and Where to Find it

Ecolab filed with the SEC on August 31, 2011 a registration statement on Form S-4 (commission file number 333-176601), as subsequently amended, that includes a joint proxy statement of Ecolab and Nalco and that also constitutes a prospectus of Ecolab relating to the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION about Ecolab, Nalco and the proposed merger. Investors and security holders may obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement and joint proxy statement/prospectus may be obtained free of charge by accessing Ecolab’s website at www.ecolab.com by clicking on the “Investor” link and then clicking on the “SEC Filings” link or by writing Ecolab at 370 Wabasha Street North, Saint Paul, Minnesota, 55102, Attention: Corporate Secretary or by accessing Nalco’s website at www.nalco.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing Nalco at 1601 West Diehl Road, Naperville, Illinois 60563, Attention: Corporate Secretary, and security holders may also read and copy any reports, statements and other information filed by Ecolab or Nalco with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Ecolab, Nalco and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Ecolab’s directors and executive officers is available in its proxy statement filed with the SEC by Ecolab on March 18, 2011 in connection with its 2011 annual meeting of stockholders, and information regarding Nalco’s directors and executive officers is available in its proxy statement filed with the SEC by Nalco on March 14, 2011 in connection with its 2011 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the registration statement and joint proxy statement/prospectus and other relevant materials filed by Ecolab and Nalco with the SEC.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted operating income, adjusted effective tax rate, adjusted net income attributable to shareholders and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted operating income, adjusted net income attributable to shareholders and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2011.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30, 2011

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2011	2010	Change	2011	2010	Change

Net sales	$1,736.1	$1,561.9	11%	$4,953.2	$4,514.2	10%

Cost of sales (1)	877.9	763.4	15%	2,509.1	2,230.1	13%
Selling, general and administrative expenses	595.3	558.5	7%	1,786.5	1,681.9	6%
Special (gains) and charges (1)	23.3	(5.1)		68.0	(1.0)

Operating income	239.6	245.1	-2%	589.6	603.2	-2%

Interest expense, net	13.2	14.9	-11%	39.8	44.9	-11%

Income before income taxes	226.4	230.2	-2%	549.8	558.3	-2%

Provision for income taxes	71.9	55.9	29%	175.3	158.8	10%

Net income including noncontrolling interest	154.5	174.3	-11%	374.5	399.5	-6%

Less: Net income attributable to noncontrolling interest	0.2	0.1		0.7	0.5

Net income attributable to Ecolab	$154.3	$174.2	-11%	$373.8	$399.0	-6%

Earnings attributable to Ecolab per common share
Basic	$0.67	$0.75	-11%	$1.61	$1.71	-6%
Diluted	$0.65	$0.74	-12%	$1.58	$1.68	-6%

Weighted-average common shares outstanding
Basic	231.9	232.8	0%	231.8	233.8	-1%
Diluted	236.1	237.0	0%	236.2	238.0	-1%

(1) Amounts include the following special gains and charges:

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions)	2011	2010	2011	2010

Cost of sales
Restructuring	$4.5	$—	$5.3	$—
Subtotal cost of sales	4.5	—	5.3	—

Special (gains) and charges
Restructuring	12.6	—	52.8	—
Business structure and optimization	0.3	0.6	1.2	1.8
Cleantec acquisition integration charges	0.1	—	3.7	—
Nalco merger and integration costs	10.3	—	10.3	—
Gain on sale of investment	—	(5.9)	—	(5.9)
Venezuela currency devaluation	—	—	—	4.2
Business write-downs and closures	—	(0.4)	—	(1.4)
Other items	—	0.6	—	0.3
Subtotal special (gains) and charges	23.3	(5.1)	68.0	(1.0)

Total special (gains) and charges	$27.8	$(5.1)	$73.3	$(1.0)

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30, 2011

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			Septebmer 30%
(millions)	2011	2010	Change	2011	2010	Change

Net Sales
United States
Cleaning & Sanitizing	$763.1	$718.9	6%	$2,197.0	$2,040.5	8%
Other Services	119.6	117.6	2%	343.3	337.2	2%
Total	882.7	836.5	6%	2,540.3	2,377.7	7%
International	797.0	753.4	6%	2,294.3	2,163.0	6%
Subtotal at fixed currency rates	1,679.7	1,589.9	6%	4,834.6	4,540.7	6%
Effect of foreign currency translation	56.4	(28.0)		118.6	(26.5)
Consolidated	$1,736.1	$1,561.9	11%	$4,953.2	$4,514.2	10%

Operating Income
United States
Cleaning & Sanitizing	$157.7	$148.6	6%	$412.6	$400.6	3%
Other Services	20.9	19.7	6%	51.5	52.9	-3%
Total	178.6	168.3	6%	464.1	453.5	2%
International	88.1	80.5	9%	204.2	177.2	15%
Corporate	(33.4)	0.4		(89.7)	(18.4)
Subtotal at fixed currency rates	233.3	249.2	-6%	578.6	612.3	-6%
Effect of foreign currency translation	6.3	(4.1)		11.0	(9.1)
Consolidated	$239.6	$245.1	-2%	$589.6	$603.2	-2%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2011	2010	2010

Assets
Current assets
Cash and cash equivalents	$207.3	$242.3	$168.4
Accounts receivable, net	1,143.1	999.6	1,019.8
Inventories	504.9	447.6	456.5
Deferred income taxes	86.5	78.9	78.6
Other current assets	149.2	101.5	131.2
Total current assets	2,091.0	1,869.9	1,854.5

Property, plant and equipment, net	1,218.2	1,148.3	1,137.3
Goodwill	1,504.0	1,329.3	1,313.8
Other intangible assets, net	418.8	282.5	291.2
Other assets	273.6	242.2	264.7

Total assets	$5,505.6	$4,872.2	$4,861.5

Liabilities and Equity
Current liabilities
Short-term debt	$336.8	$189.2	$343.6
Accounts payable	413.4	349.3	346.9
Compensation and benefits	300.0	308.1	267.7
Income taxes	36.5	36.7	25.0
Other current liabilities	531.0	441.5	455.4
Total current liabilities	1,617.7	1,324.8	1,438.6

Long-term debt	700.2	656.4	647.3
Postretirement health care and pension benefits	494.8	565.8	577.5
Other liabilities	222.0	192.2	230.3

Equity
Common stock	335.1	333.1	332.5
Additional paid-in capital	1,404.8	1,310.2	1,281.3
Retained earnings	3,531.2	3,279.1	3,188.4
Accumulated other comprehensive loss	(160.7)	(271.9)	(320.2)
Treasury stock	(2,643.4)	(2,521.3)	(2,517.8)
Total Ecolab shareholders’ equity	2,467.0	2,129.2	1,964.2
Noncontrolling interest	3.9	3.8	3.6
Total equity	2,470.9	2,133.0	1,967.8

Total liabilities and equity	$5,505.6	$4,872.2	$4,861.5

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2010	2010	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68	$0.56	$2.23

Adjustments:
Special (gains) and charges (1)	0.02	0.00	0.02	(0.02)	(0.00)	0.03	0.03
Tax expense (benefits) (2)	(0.00)	0.01	0.01	(0.05)	(0.05)	0.01	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.41	$0.56	$0.97	$0.66	$1.63	$0.60	$2.23

	First	Second	Six	Third	Nine
	Quarter	Quarter	Months	Quarter	Months
	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30
	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58

Adjustments:
Special (gains) and charges (3)	0.05	0.11	0.16	0.10	0.26
Tax expense (benefits) (4)	0.00	(0.01)	(0.00)	(0.00)	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, a $5.9 million gain, net of tax, on the sale of an investment in the third quarter, and a $7.5 million charge, net of tax, for business optimization costs in the fourth quarter, as well as other items, net of tax.

(2) First quarter 2010 tax benefits include discrete tax benefits related to a tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Fourth quarter 2010 net discrete tax expense primarily includes adjustments related to  prior year tax returns.

(3) Special gains and charges for 2011 include restructuring charges of $9.0 million, $25.2 million and $14.8 million, net of tax in the first, second and third quarters, respectively. Special gains and charges for the third quarter of 2011 include $8.5 million, net of tax, for Nalco merger and integration costs. Special gains and charges for 2011 also include Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(4) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits of $0.8 million primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns.